NOTICE OF ANNUAL MEETING


        To The Stockholders of
        Premier Financial Services, Inc.


             The Annual Meeting of Stockholders of Premier Financial Services, Inc. a Delaware corporation (the "Company"), will be held at the Best Western Stephenson Hotel, 109 South Galena Ave., Freeport, Illinois, at 10:00 A.M., Freeport time, on Thursday, April 28, 1994 for the following purposes:

        1.  To elect three Class III directors for a term of three years.

        2. To consider and vote upon a proposal to amend the Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 2,500,000 to 15,000,000, which proposal is more fully described in the Proxy Statement annexed to this notice.

        3. To transact and act upon such other matters or business as may properly come before said meeting, or any adjournment or adjourn-
            ments thereof.   The  Board of Directors  of the Company  does not
            know of any other matters requiring action by the stockholders to come before the Annual Meeting.

             A complete list of stockholders entitled to vote at the meeting shall be open for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours for a period of ten days prior to the meeting at Premier Financial Services, Inc.'s corporate office, 27 West Main Street, Suite 101, Freeport, Illinois. The close of business on February 28, 1994 has been selected by the Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.


        BY ORDER OF THE BOARD OF DIRECTORS




        Michael J. Lester                            ***IMPORTANT***
        Secretary                              WHETHER OR NOT YOU EXPECT TO
                                               ATTEND THE MEETING IN PERSON,
                                               PLEASE SIGN THE ACCOMPANYING
                                               PROXY AND MAIL IT NOW IN THE
        March 25, 1994                             ENCLOSED ENVELOPE.





                                   PROXY STATEMENT


        GENERAL INFORMATION

             This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Premier Financial Services, Inc. (the "Company") for use at the 1994 Annual Meeting of Stockholders, (the "Annual Meeting"), and any adjournment or adjournments thereof, to be held on Thursday, April 28, 1994, at 10:00 A.M., Freeport time, at the Best Western Stephenson Hotel, 109 South Galena Ave., Freeport, Illinois.

             Only holders of record of shares of common stock of the Company (the "Common Stock") at the close of business February 28, 1994 will be entitled to notice of and to vote at the Annual Meeting, each share being entitled to one vote. On such date there were 2,163,107 shares of Common Stock outstanding. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the voting powers of the shares outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business. The inspectors of election will treat abstentions (including broker non-votes) as shares present for purposes of determining the existence of a quorum.

             Any stockholder who executes the enclosed proxy may revoke it any time before it has been exercised by a later dated proxy or by giving notice of such revocation to the Company in writing or in an open meeting before such proxy is voted. Attendance at the meeting will not in and of itself constitute the revocation of a proxy. Otherwise, all properly executed proxies received at or before the meeting will be voted in accordance with the instructions contained therein. If no instructions are given, such proxies will be voted: (1) FOR the election of directors as stated below, (2) FOR the proposal to increase the number of shares of Common Stock the Company is authorized to issue from 2,500,000 to 15,000,000, and (3) in the discretion of the named proxies, upon such other matters as may properly come before the meeting.

             The cost of solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by persons regularly employed by the Company or its subsidiaries, by personal interview, telephone or telegraph. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

             A copy of the Company's Annual Report for the year ended December 31, 1993, including audited financial statements has previously been sent to stockholders. The approximate date on which this proxy statement and form of proxy were first sent to stockholders was March 25, 1994.



                          PROPOSAL 1: ELECTION OF DIRECTORS

                           INFORMATION CONCERNING NOMINEES


             The Company's Restated Certificate of Incorporation provides that the Board of Directors shall consist of not fewer than five nor more than twenty directors, with the specific number to be fixed from time to time by a resolution adopted by at least a majority of the Board of Directors. The number of directors is currently fixed at eight. The Company's Restated Certificate of Incorporation further provides that the Board of Directors is to be divided into three classes that are to be as nearly equal in number as possible. The terms of four directors who are presently serving on the Board, Donald E. Bitz, David L. Murray, Joseph C. Piland and Harold L. Fenton, expire at the Annual Meeting. The Board of Directors has renominated Mr. Bitz, Mr. Murray and Mr. Piland for election as Class III directors for a term ending at the Annual Meeting in 1997 or until their successors are elected and qualified. Mr. Fenton intends to retire from the Board of Directors upon expiration of his term.

             Unless otherwise indicated, proxies will be voted for the election of the nominees below. If a nominee becomes unable or unwilling to serve, proxies will be voted for such persons, if any, as shall be designated by the Board. Each nominee has agreed to serve as a director, if elected, and the Board of Directors does not presently know of any circumstances which would render any nominee named herein unavailable.

             The Company's by-laws provide that all elections of directors shall be decided by a plurality vote. Since three positions are to be filled on the Board of Directors, the three nominees receiving the highest number of votes cast at a meeting at which a quorum is present will be elected as directors. Abstentions (including broker non-votes) will not be counted in determining the number of votes received by any nominee.

        Class III Nominees (If elected, term will expire in 1997)


                                          Principal Occupation and Year
         Name                   Age       First Elected a Director (1)
         Donald E. Bitz         65        Retired Chairman of the Board and
                                          Chief Executive Officer, Economy
                                          Fire and Casualty Co. (insurance
                                          company) - 1979


















         David L. Murray        51        Executive Vice President and Chief
                                          Financial Officer of the Company
                                          - 1981

         Joseph C. Piland       60        Educational Consultant and Retired
                                          President, Highland Community
                                          College - 1987
        - - - - - - - - - - - - Continuing Directors - - - - - - - - - - - - -
        -


        Class I (Term expires 1995)


                                          Principal Occupation and Year
         Name                   Age       First Elected a Director (1)

         Charles M. Luecke      64        President, Luecke Jewelers, Ltd.
                                          (jewelry store) - 1978

         H. Barry Musgrove      59        Chairman of the Board & President,
                                          Frantz Manufacturing Company
                                          (manufacturer of overhead doors
                                          and antifriction products) - 1987



        Class II  (Term expires 1996)


         R. Gerald Fox (2)      57        President & Chief Executive
                                          Officer, F.I.A. Financial
                                          Publishing Company (publisher of
                                          financial books and periodicals)
                                          - 1993
         Richard L. Geach       52        Chairman of the Board, President &
                                          Chief Executive Officer of the
                                          Company - 1978

         Edward G. Maris        58        Vice President - Finance,
                                          Secretary and Treasurer,
                                          Northwestern Steel and Wire
                                          Company (raw steel production and
                                          finished steel/wire products)
                                          - 1990

        (1) Each director has engaged in the principal occupation indicated for at least five years, except as follows:

             - Joseph C. Piland has been an Educational Consultant since 1992.
               Prior to 1992, he was President, Highland Community College, for more than five years.
















             - Donald E. Bitz retired as Chairman of the Board & Chief
               Executive Officer, Economy Fire & Casualty Company in 1993, a position he had held for more than five years.

        (2) R. Gerald Fox was named to the Board of Directors in 1993 to fill the unexpired term of Thomas D. Flanagan, who was unable to continue for personal reasons.



                             BOARD AND COMMITTEE MEETINGS




             During 1993, the Board of Directors held 9 meetings. Each Director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served.


             The Board of Directors has established an Executive Committee, a Compensation Committee, and an Audit Committee to assist in the discharge of its responsibilities in situations where it is impractical and/or unnecessary to meet as a full Board of Directors.


             The current members of the Executive Committee are Messrs. Donald
        E. Bitz, Richard L. Geach, Joseph C. Piland and Harold L. Fenton, who is retiring from the Board of Directors when his term expires on April 28, 1994. Among other functions, the Committee serves as a nominating committee which selects and nominates members of the Board of Directors. Nominees recommended by stockholders in writing to the Secretary of the Company at 27 West Main Street, Suite 101, Freeport, Illinois 61032, in accordance with the procedures set forth below under "Notice Provisions for Stockholder Nominations of Directors", will be considered by the Committee. The Committee did not meet in 1993.


             The current members of the Compensation Committee are Messrs. Donald E. Bitz, Edward G. Maris and H. Barry Musgrove. Among other functions, the Committee makes recommendations to the Board of Directors as to the compensation of the Executive Officers and outside Directors as well as with respect to the Company's Benefit Programs. The Committee met twice in 1993.


             The current members  of the Audit Committee are  Messrs.  Charles
        M. Luecke and Joseph C. Piland. The Committee reviews the financial audits of the Company and its subsidiaries, both internal and independent, and examines matters relating to the financial statements of the Company. The Committee met two times in 1993.
















                           DIRECTORS FEES AND COMPENSATION


             As of December 31, 1993, Directors who were not employees of the Company were paid an annual retainer fee of $3,000, directors' fees of $500 per meeting attended, and $250 per meeting attended for committee participation.


                                  EXECUTIVE OFFICERS

             The following table sets forth the names and ages of the executive officers of the Company, as well as their respective positions with the Company and its subsidiaries: (1)



         Name                     Age     Position(s)                (2)
         Richard L. Geach         52      Chairman of the Board, President,
                                          & Chief Executive Officer of the
                                          Company, Premier Acquisition
                                          Company, First Bank North, First
                                          Bank South, First National Bank
                                          of Northbrook, First Security
                                          Bank of Cary-Grove, and a director
                                          of all Subsidiary Companies.

         David L. Murray          51      Executive Vice President/Chief
                                          Financial Officer and a Director
                                          of the Company and of all
                                          Subsidiary Companies.

         Kenneth A. Urban         55      Division Head, Non-Bank Products
                                          Division of the Company,
                                          President, Premier Trust Services,
                                          Inc., and a Director of all
                                          Subsidiary Companies.
         Michael J. Lester        46      Division Head, Product and Sales
                                          Support Division of the Company,
                                          President, Premier Operating
                                          Systems, Inc. and a Director of
                                          all Subsidiary Companies.

         Lan Pinney               54      Division Head, Community Banking
                                          Division of the Company, and a
                                          Director of all Subsidiary
                                          Companies.

         Scott Dixon              39      Division Head, Retail Banking
                                          Division of the Company, and a
                                          Director of all Subsidiary
                                          Companies.















         Steve E. Flahaven        38      Division Head, Commercial Banking
                                          Division of the Company, and a
                                          Director of all Subsidiary
                                          Companies.


        (1) The Company's "subsidiaries" as used herein consist of First Bank North, First Bank South, First National Bank of Northbrook, First Security Bank of Cary-Grove, Premier Acquisition Company, Premier Trust Services, Inc., Premier Insurance Services, Inc., and Premier Operating Systems, Inc.

        (2) Each executive officer has held the position or office indicated [or other comparable responsible position(s)] for at least five years, except that all offices and positions with Premier Acquisition Company have been held only since 1992 when Premier Acquisition Company was organized, and all positions with First National Bank of Northbrook and First Security Bank of Carey-Grove have been held only since 1993 when such banks were acquired.




























































            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

             Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of Common Stock, either alone or with others, are deemed to be beneficial owners of such Common Stock. Because the voting or dispositive power of certain shares of Common Stock listed in the following table is shared, the same shares in such cases are listed opposite more than one name in the table. The total number of shares of Common Stock stated in the Table as being owned, directly or indirectly, as of the date indicated, after elimination of such duplication is 1,016,126 shares; (41.40 %) of the outstanding Common Stock.

             The following table sets forth the holders of more than 5% of the voting securities of the Company, as known by the Company as of February
        28, 1994:


                                                     Amount &
         Title of  Name and Address of Beneficial    Nature of      Per Cent
         Class     Owner                             Beneficial     of Class
                                                     Ownership

         Common    Premier Trust Services, Inc.      373,275  (1)    15.23%
                   110 West Main Street
                   Freeport, IL 61032

                   Premier Financial Services, Inc.  218,441  (2)     8.91%
                   Savings and Stock Plan
                   c/o Premier Trust Services, Inc.
                   110 W. Main Street
                   Freeport, IL 61032

                   NBD Bank N.A.                     200,000  (3)     8.16%
                   Trustee of the Thomas D.
                   Flanagan Blind Voting Trust
                   dated 7/15/93
                   P.O. Box 77975
                   Detroit, MI 48277



                   American Midwest Bank & Trust     189,873  (4)     7.75%
                   Trustee of Trust Number 6486
                   u/t/a dated 7/15/93
                   1600 West Lake Street
                   Melrose Park, IL 60160

                   Richard L. Geach                  149,728  (5)     6.11%
                   1944 Mesa Drive
                   Freeport, IL 61032

                   Harold L. Fenton                  124,090  (6)     5.06%
                   101 East Point Drive
                   Galena, IL 61036






        (1) Includes 218,441 shares listed opposite Premier Financial Services, Inc. Savings and Stock Plan. ("Savings and Stock Plan"). The shares are held in various capacities with Premier Trust Services,
            Inc. The trust company had full investment power with regard to 287,609 shares (11.73%), shared investment power with regard to 5,505 shares (.22%), and no investment power with regard to the remaining 80,161 shares (3.27%). Such Trust Company had no voting authority with regard to any shares held.

        (2) Includes 88,154 shares in the Employee Stock Ownership portion of the Plan ("ESOP"), and 130,287 shares held in the 401(K) and profit sharing portions of the Plan. Investments in shares in the 401(K) and profit sharing portions of the Plan are discretionary with individual participants. The Company has no voting authority with respect to any shares held in the Savings and Stock Plan.

        (3) Represents shares of Common Stock issuable within 60 days upon the conversion of $5,700,000 of the Company's Series B Convertible (non-voting) Preferred Stock, which is convertible into Common Stock at $28.50 per share. Terms of the Trust direct that shares of Common Stock, (if any) be voted in proportion to all other shares of Common Stock with respect to any issue requiring a vote of the holders of the Common Stock.

        (4) Includes 181,102 shares of Common Stock and 8,771 shares of Common Stock, issuable upon the conversion of $250,000 of the Company's Series B Convertible (non-voting) Preferred Stock, which is convertible into Common Stock at $28.50 per share. Terms of the Trust direct that shares of Common Stock be voted in proportion to all other shares of Common Stock with respect to any issue requiring a vote of the holders of the Common Stock.

        (5) Includes 60,144 shares held by Janice (Mrs. Richard L.) Geach, 20,840 shares held in the Savings and Stock Plan, and 16,761 option shares which are exercisable within 60 days of February 28, 1994. Mr. Geach has full voting power over all shares held in the Savings and Stock Plan and investment power over the shares held in the 401(K) and profit sharing portions of the Plan. Mr. Geach disclaims beneficial ownership of the shares held by his wife.


        (6) Includes 25,685 shares held by Gwen (Mrs. Harold L.) Fenton. Mr. Fenton disclaims beneficial ownership of the shares held by his wife.








             The following table sets forth the number of shares of Common Stock owned beneficially, directly or indirectly, by directors and nominees of the Company, certain executive officers of the Company, and by directors, nominees and executive officers as a group as of February 28, 1994:


         Title of  Name & Address of   Amount & Nature of          Per Cent
         Class     Beneficial Owner    Beneficial Ownership (1)    of Class
         Common    Richard L. Geach    149,728     (2)   (3)         6.11%

                   Edward G. Maris         772                          *

                   Donald E. Bitz       15,947                          *
                   David L. Murray      18,059     (2)   (3)            *

                   Joseph C. Piland      2,444                          *

                   Harold L. Fenton    124,090                       5.06%
                   R. Gerald Fox           500                          *

                   Charles M. Luecke     6,010                          *

                   H. Barry Musgrove     7,819                          *
                   Kenneth A. Urban     22,114                          *

                   All 14 Directors,   431,607     (2)   (3)        17.61%
                   Nominees &
                   Executive Officers
                   as a group

        * Indicates less than 1% of class.

        (1) Includes 89,504 shares held by or for the benefit of wives and children or by relationship. Directors and officers disclaim beneficial ownership of such shares.

        (2) Includes shares held in the Savings and Stock Plan. Officers have full voting power over all shares and investment power over shares held in the 401(K) and profit sharing portions of the Plan. A summary of those shares is as follows:


         Name                               Number of Shares

         Richard L. Geach                        20,840

         David L. Murray                          1,891

         Kenneth A. Urban                         7,134

         All 7 executive officers as a           51,700
         group



        (3) Includes shares issuable pursuant to stock options with respect to which individuals have a right to acquire beneficial ownership within 60 days of February 28, 1994. A summary of those shares is as follows:



         Name                                  Number of Shares

         Richard L. Geach                          16,761

         David L. Murray                           13,770

         Kenneth A. Urban                          11,778

         All 7 executive officers as a             76,642
         group








                                EXECUTIVE COMPENSATION

             The following table sets forth a three-year summary of compensation for the Chief Executive Officer and each of the four most highly compensated executive officers of the Company whose total salary and bonus payments exceeded $100,000 in the year ended December 31, 1993. Total salary and bonus payments paid to two of the four most highly compensated officers of the Company in the year ended December 31, 1993 did not exceed $100,000.

















                                          Annual Compensation                Long Term Compensation
                              __________________________________________   ___________________________

                                                                              Awards        Payouts
                                                                           ____________   ____________
                                                            Other Annual                    Long Term      All Other
      Name and                                              Compensation      Stock         Incentive    Compensation
 Principal Position    Year    Salary ($)      Bonus ($)        (1)        Options (#)     Payouts ($)       (2)
____________________   ____   ____________   ____________   ____________   ____________   ____________   ____________



Richard L. Geach,      1993     173,250.00            .00       4,800.00       4,550.00            .00      10,240.00
President & CEO        1992     157,450.00      55,459.00       4,800.00            .00            .00      14,117.00
of the Company         1991     154,118.00      58,493.00       3,594.00       4,851.00            .00      10,145.00



David L. Murray,       1993     113,940.00            .00       4,800.00       2,385.00            .00       7,050.00
Executive Vice         1992     104,980.00      35,026.00       4,800.00            .00            .00       9,259.00
President & Chief      1991      98,200.00      31,988.00       3,594.00       2,190.00            .00       6,673.00
Financial Officer
of the Company



Kenneth A. Urban,      1993     103,300.00            .00       4,800.00       1,682.00            .00       6,424.00
Division Head,         1992      98,992.00      30,019.00       4,800.00            .00            .00       8,688.00
Non-Bank Services      1991      92,873.00      29,229.00       3,594.00       1,401.00            .00       6,248.00
Division of the
Company

        (1)           Taxable     allowance     for      use     of     automobiles     owned      by     the     executive
             officer for business purposes.

        (2) Amounts accrued for the benefit of the named individuals under the Company's Savings and Stock Plan.











             The following table sets forth information regarding stock options exercised by each of the named executive officers during the year ended
        December 31, 1993, as well as the value of unexercised stock options outstanding at fiscal year end.
































































                              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                     AND
                                        FISCAL YEAR-END OPTION VALUES



                                                        Number of Unexercised         Value of Unexercised
                                                               Options                In-The-Money Options
                                                        at Fiscal Year End (#)        at Fiscal Year End ($)
                                                                                               (1)
                          Shares                     ___________________________   ___________________________
                       Acquired on       Value
        Name           Exercise (#)   Realized ($)   Exercisable   Unexercisable   Exercisable   Unexercisable
____________________   ____________   ____________   ____________  _____________   ____________  _____________

Richard L. Geach            -              -            16,761         11,523         208,569         74,963

David L. Murray             -              -            13,770          6,447         174,635         45,372

Kenneth A. Urban            -              -            11,778          4,587         151,124         32,469


        (1)  Based on the fair market value (closing bid price) of the Common
             Stock of the Company on December 31, 1993, as reported on the National Association of Securities Dealers Automated Operations
             System -National Market System ("NASDAQ-NMS).

            The following table sets forth awards made under the Company's 1988 Non-Qualified Stock Option Plan during the fiscal year ended December 31, 1993:





                                      STOCK OPTIONS GRANTED IN LAST FISCAL YEAR (1)


                                                                                              Potential Realizable
                                                                                             Value at Assumed Annual
                                                                                              Rates of Stock Price
                                                                                             Appreciation for Option
                                       Individual Grants                                            Term (2)
        ________________________________________________________________________________   ___________________________

                                              % of Total
                                                Options
                                               Granted to    Exercise or
                                 Options      Employees in    Base Price     Expiration
                Name           Granted (#)     Fiscal Year   ($/Share)(2)       Date         5 % ($)        10 % ($)
        ____________________   ____________   ____________   ____________   ____________   ____________   ____________

        Richard L. Geach           4,550          31.32          21.50        09/28/03        61,516         155,883

        David L. Murray            2,385          16.42          21.50        09/28/03        32,245          81,710

        Kenneth A. Urban           1,682          11.58          21.50        09/28/03        22,741          57,625



        (1) The Company's 1988 non-qualified stock option plan provides that the Board of Directors may grant options to key employees to purchase shares of Common Stock. Up to 127,338 shares of Common Stock have been authorized for issuance pursuant to the Plan. Options may be granted from time-to-time within 10 years of the effective date of the Plan (January 28, 1988) for any number of shares, and upon such terms and conditions, that the Board of Directors judges desirable. Each option granted under the Plan is evidenced by an agreement subject to, among others, the following terms and conditions; 1) the option price may not be less than the fair market value of the shares on the date of grant, 2) exercised options must be paid for in full in cash at the time of exercise, and 3) options granted will expire as specified in the agreement, but in no case later than 10 years from date of grant.

        (2) The fair market value of the Common Stock of the Company (i.e., the closing bid price) as reported on NASDAQ-NMS on September 28, 1993, the date of grant.

             The following table sets forth awards made under the Company's 1990 Performance Unit Plan during the fiscal year ended December 31, 1993:



                             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR


                                                                         Estimated
                                                                       Future Payouts
                                                                      Under Non-Stock
                                                                        Price-Based
                                                                           Plans
                                                                      _______________
                                                  Performance or
                                                   Other Period
                                    Number            Until
                                      of            Maturation
                Name              Units  (#)         or Payout        Target ($) (1)
        ____________________     ____________     _______________     _______________
        Richard L. Geach              345            5 Years               3,140

        David L. Murray               321            5 Years               2,921

        Kenneth A. Urban              291            5 Years               2,648



        (1) Payments under the Plan are based on improvement in weighted average earnings per share, with the grant year given a weighting of (1) and the fourth year following the year of grant a weighting of (5). Each unit is given a value of 10X five year weighted average earnings per share. There are no "threshold"
             (i.e., minimum) or maximum payout limits provided for by the plan. The "target" (i.e.,estimated) payout is based upon the following assumptions;

             a)  Base weighted average earnings per share - $1.77.  (Weighted
                 average earnings per share for the 5 years ended December      31
                 1992).

             c)  Earnings per share in year one (1993) - $1.64.

             d) Assumed annual improvements in earnings per share; year 2, 40%, years 3-5, 10% per year.




        The Company provides a defined benefit Pension Plan for its employees. Benefits are calculated under a career average formula based upon the highest 25 years of salary. The formula provides that for each year of service a participant earns a benefit of 1.15% of covered compensation plus .65% of compensation in excess of the greater of one half of the covered compensation or $10,000 for a person reaching age 65 in the related calendar year. Such covered compensation level in 1993 was $11,400. Compensation covered by the Plan includes cash and other annual compensation exclusive of any cash bonuses. Compensation covered by the Plan for the year ended December 31, 1993, as shown in the Executive Compensation Table, included $178,050 for Richard L. Geach, $118,740 for David L. Murray and $108,100 for Kenneth A. Urban. As of December 31, 1993, Mssrs. Geach, Murray and Urban were credited with 12, 23, and 25 years of service respectively. The following table sets forth the estimated annual benefits payable upon retirement at age 65 to persons in certain specified compensation and years-of-service classifications:



           Compensation     15 years of        20 years of       25 years of
                              service           service        service & over
           $ 50,000           12,389             16,518             20,648

            100,000           25,889             34,518             43,148

            150,000           39,389             52,518             65,648

            200,000           52,889             70,518             88,148

            250,000           66,389              88,518           110,648

            300,000           79,889             106,518           133,148


                         BOARD COMPENSATION COMMITTEE REPORT

             The Compensation Committee of the Board of Directors is responsible for establishing the policies and procedures which determine the compensation of the Company's Executive Officers. The Committee sets base cash compensation and potential bonus compensation annually for the Chief Executive Officer and other Executive Officers. In addition, the Committee has exclusive authority to grant stock options to Executive Officers. The Committee considers both internal and external data in determining officers' compensation, including input from outside compensation consultants and independent executive compensation data.

             In creating policies and making decisions concerning executive compensation, the Compensation Committee seeks to:

             1.  ensure that the executive team has clear goals and
                 accountability   with    respect   to    expected   corporate
        performance;

             2. establish pay opportunities that are competitive within the Company's industry, consistent with it's position in the marketplace and the markets within which it operates;

             3. assess results fairly and regularly in light of expected Company performance; and

             4. align pay and incentives with the long-term interests of the Company's shareholders.

             The Chief Executive Officer (CEO) and all Executive Officers are included in a salary program adopted for all employees of the Company. The objective of the Company's salary program is to help ensure that the organization is able to attract, retain and motivate the employees necessary to achieve its goals while doing so in the most cost-effective way possible.

             It is our policy that a salary range be established for each position within the Company, and that these ranges be (a) internally equitable (i.e., fair in comparison to ranges established for other positions within the Company), and (b) competitive when compared with the rates paid and ranges utilized by other employers for comparable positions. Each range is divided into quartiles, with the midpoint approximating the average salary paid for comparable positions within the Industry. In determining Industry averages, the Committee reviews a number of external surveys, including surveys provided by banking industry trade groups as well as private firms specializing in compensation. Comparisons focus primarily on Banks and/or Bank Holding Companies of similar size and with similar geographic/market characteristics. It is also our policy that each employee will receive a rate of pay that falls within the range that has been established for his or her position. The placement of each employee's salary within the range that has been established for his or her position is based upon a formal evaluation of the employee's job performance. The committee reviews the internal equitability and external competitiveness of salary ranges annually.

        Performance Incentives


             The Company utilizes both a Short Term Incentive Program (i.e., Bonuses) and a Long Term Incentive Program (i.e., a combination of Stock Options and Performance Units). These programs are utilized to motivate the CEO and other executive officers to manage towards improved shareholder return.

             The Short Term Incentive Program rewards executive officers with cash bonuses for surpassing the annual financial plan with regard to earnings. Each year, a financial plan is approved by the Board of Directors. The executive bonus program is then approved based upon that plan, and provides for bonuses only if the financial plan is exceeded. The size of any bonus, which may range from 10.00% - 40.00% of salary, is dependent upon the amount by which actual financial performance exceeds the plan.

             The Long Term Incentive Program combines the use of Stock Options and Performance Units. Each executive officer may be granted a combination of options and performance units based upon a formula tied to salary. The maximum award ranges from 40.00% - 60.00% of salary depending upon salary range established for his or her position.

             Options: Options are granted at the current bid price of the Company's Common Stock at the time of the award. Executives are allowed to exercise the options on a vesting formula of 20% per year, and all options must be exercised within ten years or they expire.

             Performance Units: Performance Units provide for a cash bonus to participating executive officers. Payments for units, if any, represent the increase in their value over a five year period. The initial value (at time of issuance) and ending value of the units are determined by the average of five years earnings per share of the Company's Common Stock.

        CEO Compensation

             The compensation for the Chief Executive Officer is determined under the same policies and programs as outlined above for all executive officers. The maximum award under the Company's Short Term Incentive Program for the CEO is 40.00% of salary. The CEO may be awarded a combination of Options and Performance Units under the Long Term Incentive Program up to an aggregate of 60.00% of salary.

             The Board Compensation Committee assesses the CEO's performance with regard to Board Policies and goals, and evaluates the Company's performance versus peers and its financial plan. Salary is then determined as provided for under the Company's salary program. Total compensation, including incentives, is directly related to the Company's financial performance.


             COMPENSATION COMMITTEE:

             Donald E. Bitz
             Edward G. Maris
             H. Barry Musgrove


             Pursuant to Rule 304(d) of Regulation S-T, Premier Financial Services, Inc. is submitting on paper under cover of Form SE the performance graph that is to appear in registrant's proxy and information statements relating to annual meetings of security holders at which directors will be elected. The following table presents year-end cumulative total returns for the Company, U.S. stocks traded on the NASDAQ over-the-counter market and all Bank stocks traded on the NASDAQ over-the-counter market assuming $100.00 was invested on January 1, 1989 and all dividends were reinvested for the five year period ended December 31, 1993.


         Index          1989       1990      1991       1992       1993
         Premier        128        102       161        238        254

         U.S. NASDAQ
         Stocks         121        103       165        192        219

         NASDAQ Bank
         Stocks         111        81        134        194        221

        The Company's cumulative total return to shareholders has exceeded the cumulative total return of all Bank stocks traded on the NASDAQ over-the-counter market for the years 1989 through 1993. In 1989, 1992 and 1993 the Company's cumulative total return exceeded that of the U.S. NASDAQ stock market index and performed approximately the same as the U.S. NASDAQ stock market index in 1990 and 1991.

























































             Compensation Committee Interlocks and Insider Participation

             None of the members of the Compensation Committee is an officer, employee or former employee of the Company. Members of the Compensation Committee or their associates may have loans or loan commitments from the Company's subsidiary banks, but all such loans or loan commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.


		                Compliance with Section 16 (a) of the Exchange Act

        Pursuant to Securities and Exchange Commission regulations, the Company must disclose the names of persons who failed to file or filed late a report required unde Section 16 (a) of the Securities Exchange
Act of 1934. Generally, the reporting regulations under Section 16(a) require directors and executive officers to report changes in ownership in the Company's equity securities. Prior to May, 1991, reporting of shares held in benefit plans on behalf of executive officers were not required to be reported. The Company's executive officers voluntarily reported ownership of these shares. In the confusion of applying revised reporting regulations whereby changes in shares held in benefit plans were required to be reported, the Company's executive officers
(Mssrs. R.L. Geach, D.L. Murray, K.A. Urban, M.J. Lester, L. Pinney, S.
Dixon and S.E. Flahaven) inadvertently failed to report changes in beneficial ownership for such shares on Forms 5 filed for fiscal years ended December 31, 1992 and 1993. The filing omissions were subsequently reported on amended Forms 5 filed in March 1994. On May 16, 1993, Mr. Musgrove purchased 100 shares of the Company's Common Stock. The purchase was reported on Form 5 in March, 1994, rather than prior to February 15, 1994 as required. Mr. R.L. Geach filed Form 4 in October, 1993, reporting his July, 1993 purchase of shares of the Company's Series A Perpetual Preferred Stock issued concurrent with the Compnay's acquisition of First Northbrook Bancorp, Inc. The required filing date for Form 4 was on or before August 10, 1993.







                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

             Directors and executive officers of the Company and their associates were customers of, and have had transactions with, the Company and in particular its subsidiary banks from time to time in the ordinary course of business. Additional transactions may be expected to take place in the ordinary course of business in the future. All loans and loan commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectability or present other unfavorable features.


























                       PROPOSAL 2:  AMENDMENT OF THE COMPANY'S
                             CERTIFICATE OF INCORPORATION
                     TO INCREASE THE NUMBER OF AUTHORIZED SHARES
                                   OF COMMON STOCK

             At present, the Company's Restated Certificate of Incorporation authorizes the issuance of a total of 3,500,000 shares of stock, of which 1,000,000 shall be preferred stock of the par value of $1.00 per share and 2,500,000 shares shall be Common Stock of the Par Value of $5.00 per share. The Board of Directors unanimously approved and recommends that the stockholders adopt, an amendment to the
        Certificate of Incorporation to increase the total number of authorized shares to 16,000,000, of which 1,000,000 shares shall be preferred stock of the par value of $1.00 per share and 15,000,000 shares shall be Common Stock of the par value of $5.00 per share.














             If the proposed amendment is adopted, the first paragraph of the Article Fourth of the Restated Certificate of Incorporation of the Company, as amended, will read, in its entirety, as follows:


                  "ARTICLE FOURTH. Authorized Stock. The total number of shares of Stock which the Corporation shall have authority to issue is Sixteen Million (16,000,000) shares, of which One Million (1,000,000) shares shall be shares of Preferred Stock of the par value of $1.00 per share (hereinafter sometimes referred to as "Preferred Stock"), and Fifteen Million (15,000,000) shares shall be shares of Common Stock of the par value of $5.00 per share (hereinafter sometimes referred to as "Common Stock")."


             As of February 28, 1994, 2,163,107 shares of Common Stock were issued and outstanding, 208,771 shares of Common Stock were reserved for issuance upon the conversion of 5,950 issued and outstanding shares of Series B Perpetual Preferred Stock of the Company (the "Series B Preferred Stock"), and 127,338 shares of Common Stock were reserved for issuance upon the exercise of outstanding options to acquire shares of Common Stock. As of that same date, a total of
        16,200 shares of Preferred Stock were issued and outstanding, consisting of 5,000 shares of Series A Perpetual Preferred Stock, 5,950 shares of Series B Preferred Stock, 1,950 shares of Series C Perpetual Preferred Stock, and 3,300 shares of Series D Perpetual Preferred stock (the "Series D Preferred Stock"). An additional 1,300 shares of Series B Preferred Stock were reserved for issuance upon the conversion of shares of Series D Preferred Stock into shares of Series B Preferred Stock in accordance with the terms of the Certificate of Designations of the Series D Preferred Stock.

             The purpose of the proposed amendment is as follows:

             1. To make available additional shares of Common Stock for possible use as stock dividends.

             2. To enable the Company to convert up to $1,300,000 of currently outstanding shares of Series D Preferred Stock into Series B Preferred Stock.

             3. To make available additional shares of Common Stock for use in connection with any other proper corporate purpose, including, for example, the issuance of such shares for cash or in connection with possible future acquisitions or other forms of business combinations, or for issuance with respect to Plans adopted by the Company such as the 1988 Non-qualified Stock Option Plan.

             The Board of Directors has awarded options for all 127,338 shares of Common Stock reserved for issuance under the Company's 1988 Non-qualified Stock Option Plan. The Board is currently contemplating alternatives for a Plan under which additional options may be granted in the future. If such a Plan is adopted by the Board of Directors, it will be subject to approval by Stockholders, including the number of shares of Common Stock for such purpose.

             It is uncertain as of the date hereof as to the timing or extent of any possible stock dividend, but adoption of the proposed increase in the number of authorized shares of the Corporation's Common Stock will provide the Board of Directors with greater flexibility in considering such timing and extent.

             The Board of Directors believes it is in the best interests of the Company to convert $1,300,000 of currently outstanding shares of Series D Preferred Stock into $1,300,000 of Series B Preferred Stock. Series D Preferred Stock is perpetual with a current and projected dividend rate of 9.00%. Series B Preferred Stock is convertible into Common Stock at $28.50 per share, with a current and projected dividend rate of 7.50%. Under the terms of the Certificate of Designations of the Series D Preferred Stock, the Company is obligated to convert 1,300 of the currently outstanding shares of Series D Preferred Stock into Series B Preferred Stock as of the last day of the calendar quarter in which the Company files an amendment to its Certificate of Incorporation increasing the number of authorized shares of Common Stock to a number sufficient to permit the Company to reserve the number of shares of Common Stock that the Company would be required to issue upon the conversion of an additional 1,300 shares of Series B Preferred Stock at a conversion rate of $28.50 per share. If the proposed increase in the number of shares of stock the Company is authorized to issue is adopted, the Board of Directors intends to convert 1,300 shares of Series D Preferred Stock into the same number of shares of Series B Preferred Stock as of June 30, 1994. A total of 45,614 shares of Common Stock would be reserved for issuance upon the conversion of such additional shares of Series B Preferred Stock.

             If the proposed increase in the Company's authorized stock is adopted, the additional authorized shares will be available for issuance by the Board of Directors, for such consideration as the Board of Directors in its discretion deems adequate, without further approval by the Company's stockholders (unless such approval is required by law or as a condition to continued inclusion in NASDAQ-NMS or listing on any stock exchange on which the Company's stock may in the future be listed). NASDAQ rules currently require stockholder approval as a condition of continued eligibility for designation as a National Market System security in several instances, including the issuance of shares in an acquisition transaction where the number of shares of Common Stock outstanding, as the result of such transaction, could increase by 20% or more.

             Although the decision of the Board of Directors to propose an amendment increasing the number of shares of Common Stock authorized for issuance did not result from any effort by any person to accumulate the Company's stock or to effect a change in control of the Company, one result of an increase may be to help the Board of Directors discourage or render more difficult a change in control.














        The additional shares could be used under certain circumstances to dilute the voting power of, create voting impediments for, or otherwise frustrate the efforts of persons seeking to effect a takeover or gain control of the Company, whether or not the change of control is favored by a majority of unaffiliated stockholders. For example, such shares of Common Stock could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. The issuance of any additional shares of Common Stock could also have the effect of diluting the equity of existing holders and the earnings per share of existing shares of stock.

             As promptly as practicable following stockholder approval of the proposed amendment, the Company will cause a Certificate of Amendment of its Restated Certificate of Incorporation, with respect to such amendment, to be filed with the Secretary of State of the State of Delaware. The amendment will become effective on the date of such filing.

             The  affirmative  vote  of  the  holders of  a  majority  of  the outstanding shares of Common Stock, whether or not present or voting at the Annual Meeting, is required to approve the proposed amendment to the Company's Certificate of Incorporation. Shares abstaining and shares for which brokers do not authorize a vote by proxy on the proposed amendment because they lack authority will have the same effect as if voted against the proposed amendment. The Board of Directors unanimously recommends a vote FOR the adoption of the
                                                    ___
        proposed amendment to the Company's Certificate of Incorporation.


                                       AUDITORS

             KPMG PEAT MARWICK, independent certified public accountants, have served as the Company's public accountants for the fiscal year ended December 31, 1993, and prior years, and have been selected to serve in that capacity again for the fiscal year ending December 31, 1994. Representatives of KPMG PEAT MARWICK, are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

              NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS

             The Company's Restated Certificate of Incorporation establishes an advance notice procedure with respect to the nomination of directors, other than by or on behalf of the Board of Directors. Under such nomination procedure, any stockholder of the Company who is entitled to vote for the election of directors and who wishes to nominate a candidate for election as a director must give advance written notice to the Company of such nomination. Such notice must be delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company, not fewer than 14 days nor more than 60 days prior to any meeting of the stockholders called for the election of directors. In the event that fewer than 21 days' notice of the meeting is given to stockholders, such written notice must be delivered or mailed in accordance with the preceding sentence not later than the close of business on the 7th day following the day on which notice of the meeting was mailed to the stockholders. Each such notice must set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in the notice,
        (ii) the principal occupation or  employment of each such nominee, and
        (iii) the number of shares of stock of the Company beneficially owned by each such nominee and by the nominating stockholder. The chairman of a meeting at which directors are to be elected may, if the facts so warrant, determine that a nomination was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

                                    OTHER BUSINESS

             Management does not intend to present, and does not have reason to believe others will present, any items of business at the Annual Meeting other than those mentioned in the Notice of the Meeting. However, if any other matters are properly presented for a vote, the proxies will be voted on such matters according to the judgment of the persons named as proxies therein.

                                STOCKHOLDER PROPOSALS

             Stockholders desiring to submit proposals to be voted upon by stockholders at the 1995 Annual Meeting must submit their proposals to the Company's Secretary no later than November 25, 1994.


        BY ORDER OF THE BOARD OF DIRECTORS,




        Michael J. Lester
        Secretary

        Dated:  March 25, 1994